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                                  Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Foot Locker, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-xxxx) on Form S-8 of Foot Locker, Inc. of our report dated March 2, 2004, with respect to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of January 31, 2004 and February 1, 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 2004, which report appears in the January 31, 2004 annual report on Form 10-K of Foot Locker, Inc.

/s/ KPMG LLP

New York, New York

December 21, 2004


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